Exhibit 10.2
AVALONBAY COMMUNITIES, INC.
Amendment to Compensation of Non-Employee Directors
On September 19, 2007, at a duly called and held meeting of the Board of Directors of AvalonBay Communities, Inc. (the “Company”), the Board voted, beginning on September 30, 2007, to increase the cash payment each Non-Employee Director of the Company shall receive as compensation for his or her services as a Director of the Company on or promptly after September 30, December 31, March 31 and June 30 of each year (or the next business day if such date is not a business day), from $10,000 to $12,500.